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                                                                 EXHIBIT 10.10.2


                    AMENDMENT NO. 2 TO AMENDED AND RESTATED
                             EMPLOYMENT AGREEMENT


     THIS AMENDMENT NO. 2, executed as of October 1, 1999 but effective as of July 1, 1999, is made and entered into by and between AmeriCredit Corp., a Texas corporation having an office at 200 Bailey Avenue, Fort Worth, Texas 76107 (hereinafter referred to as "Employer"), and Michael T. Miller, an executive employee of Employer (hereinafter referred to as "Employee").

     WHEREAS, Employer and Employee have previously entered into that certain Amended and Restated Employment Agreement dated as of July 1, 1997, and that certain Amendment No. 1 to Amended and Restated Employment Agreement dated as of August 1, 1998 (as amended from time to time, the "Employment Agreement").

     WHEREAS, Employee desires to enhance his professional skills and training by obtaining an advanced educational degree from the Kellog Graduate School of Management, Northwestern University; Employer believes that the skills and training to be developed by Employee in pursuing and obtaining such advanced degree will directly or indirectly inure to the benefit of Employer.

     WHEREAS, Employer and Employee desire to amend the Employment Agreement to set forth certain agreements, undertakings and obligations related to Employee's pursuit of the advanced educational degree and to provide for certain other amendments.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, Employer and Employee intend by this Amendment No. 2 to modify and amend the Employment Agreement as herein provided.

     1.  Representations and Acknowledgments.  Employee desires and agrees to
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provide Employer with the ancillary agreements contained in this Amendment No. 2 in consideration for Employer's agreement to provide Employee the opportunity to obtain the Degree (as defined below). Employee acknowledges and agrees that he will continue learning and developing additional confidential and proprietary information about the business and operations of Employer as a result of Employee's continued employment. Employer desires and agrees to facilitate Employee's additional training to further enhance Employee's professional skills and abilities.

     .   Amendment of Section 1.4.  Effective as of the date hereof, Section 1.4
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is hereby added to the Employment Agreement and shall provide in its entirety as follows:

     "1.4. Except in the event of a Repayment Trigger (as defined below) and during the term of this Employment Agreement, (i) Employee may engage in the activity of obtaining a degree and/or certification (the "Degree") from The Kellog Graduate School of Management, Northwestern University ("University"), and (ii) Employer agrees to provide the opportunity for Employee to attend classes according to the program schedule for such Degree and to consider the time devoted by Employee to attending such classes and pursuing the Degree as the performance of Employee's normal job duties (and such time shall not be considered as "vacation" time or other time for which Employee shall be considered absent from his job). Employee acknowledges and agrees
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     that he shall remain a full-time employee of Employer while actively pursuing the Degree and shall remain subject to the commitments and obligations set forth in Sections 1.2 and 1.3 hereof. Employee agrees to use his best efforts to not permit his activities in pursuing the Degree to interfere with the performance of the duties assigned to him by Employer or any Subsidiary, or any authorized officer thereof.

     3. Amendment of Section 2.1. The first sentence of Section 2.1 is hereby amended by deleting the number "$165,000" and replacing it with the number "$325,000."

     4. Amendment of Section 2.3. The last proviso of Section 2.3 is hereby amended to read as follows: "; provided, that, in no event shall Employee be entitled to less than four weeks of vacation."

     5.  Amendment of Section 2.5.  Effective as of the date hereof, Section 2.5
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is hereby added to the Agreement and shall provide in its entirety as follows:

     "2.5. Except in the event of a Repayment Trigger and during the term of this Employment Agreement, Employee shall be reimbursed by Employer for program fees of approximately $75,000 (which includes tuition, books, laptop, meals, lodging and other fees) and other reasonable educational expenses (including, but not limited to, airfare, transportation and airport parking) related to Employee's enrollment in the University and pursuit of the Degree (all such fees and other expenses are collectively referred to herein as "Education Expenses"). All Education Expenses reimbursed and/or paid by Employer on Employee's behalf under this Section
     2.5 shall, to the extent such amounts would be considered taxable income to Employee, be "grossed-up" by Employer in a manner consistent with Employer's customarily policies and procedures. Employee shall submit to Employer reasonable documentary support evidencing Education Expenses incurred by him under this Section 2.5, and Employer shall either reimburse Employee for such Education Expenses or pay directly to University as appropriate or as requested by Employee in his reasonable discretion.

     In the event Employee (i) fails, for any reason or for no reason, to complete the requirements for and obtain the Degree on or before June 30, 2001, or (ii) prior to June 30, 2003, resigns, retires or is terminated by Employer for "due cause" as defined in this Agreement (each of the foregoing events described in this sentence being referred to herein as a "Repayment Trigger"), then Employee shall, within twelve (12) months after the applicable Repayment Trigger, pay to Employer, without interest, an amount equal to the unamortized portion of Education Expenses assuming an amortization period of 48 months commencing July 1, 1999 (and using a "straight-line" amortization methodology). By way of example, should Employer advance $100,000 in Education Expenses and Employee thereafter resigns effective September 30, 2001 (i.e., 27 months after July 1, 1999), Employee will pay to Employer, pursuant to this paragraph, an amount equal to $43,750 (i.e., $100,000 multiplied by [1.0 minus 27/48]).

     Employee acknowledges and agrees that Employer may, in recouping amounts due to it under the immediately preceding paragraph, but only after the occurrence of a Repayment Trigger, offset against any amounts otherwise due to Employee under this Agreement or any stock option agreement entered into between Employee and Employer. Employee further agrees and hereby gives written authorization to deduct and withhold any amounts due and owing by Employer to Employee from any paycheck, wages, salary or other amounts owed to him by Employer."

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     6.  Amendment to Section 5 - "Initial Term; Extensions of the Term."
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Sections 5.1 and 5.2 of the Employment Agreement are hereby amended in their entirety to read as follows:

     "5.1. The term of this Employment Agreement shall commence on the effective date hereof and shall end on June 30, 2004.

     5.2. The term of this Employment Agreement shall automatically be extended for additional one-year periods commencing on July 1, 2002 and on each July 1 thereafter, unless either Employee or Employer gives written notice to the other on or before March 1, 2002 or any March 1 thereafter of his or its intention not to extend this Agreement. Notwithstanding anything to the contrary contained herein and for purposes of further clarification with respect to this Section 5.2 and Section 5.1 above, it is the intention of the parties hereto that, unless and until notice of non-extension is provided by either Employer or Employee as provided in the immediately preceding sentence (or unless this Employment Agreement is terminated pursuant to the terms hereof), as of July 1, 1999, the term of this Agreement shall be five years; as of July 1, 2000, the term of this Agreement shall be four years; as of July 1, 2001, the term of this Agreement shall be three years; and as of July 1, 2002 and each July 1 thereafter, the term of this Agreement shall be extended for one year so as to provide for a prospective three-year employment term as of such date, or until terminated pursuant to the provisions hereof."

     7.    Amendment to Section 8.1 -  "Employee's Non-Competition Obligation."
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Section 8.1 is hereby amended in its entirety to read as follows:

     "8.1. (a)  Employee's Non-Compete Obligation If Termination Occurs Prior
     to June 30, 2004. Employee (i) acknowledges and agrees that he serves in a special capacity for Employer pursuant to which he will acquire unique knowledge of the operations and business of Employer and, as such, will not be engaged in a common calling, and (ii) reaffirms the representations and acknowledgments made by him in Section 1 of Amendment No. 2 to the Employment Agreement. During the existence of Employee's employment by Employer hereunder (all references in this Section 8 to "Employer" shall include all subsidiaries of Employer) and, if the employment of Employee is terminated by Employer for any reason pursuant to Section 6.2 or Employee voluntarily terminates his employment (unless such voluntary termination occurs within twelve months after a "change in control," as defined in
     Section 8A.1 hereof) on or before June 30, 2004, for a period commencing on the date on which Employee shall cease to be employed by Employer and ending on the later to occur of (i) the date that is three (3) years after Employee's last date of employment, or (ii) June 30, 2004, Employee shall not, acting alone or in conjunction with others, directly or indirectly, and whether as principal, agent, officer, director, partner, employee, consultant, broker, dealer or otherwise, and whether for his own account or otherwise, engage or participate in any business or activity within the consumer financial services industry (each such business or activity, a "Consumer Financial Services Business"), whether such Consumer Financial Services Business is in direct or indirect competition with the business conducted by Employer prior to or as of the date Employee shall cease to be employed by Employer; provided, however, that effective as of July 1, 2003,
                           --------  -------
     the term "Consumer Financial Services Business as used in this section shall be deemed and limited to mean only those businesses or activities in competition with the business actually conducted by Employer as of the date Employee shall cease to be employed by Employer. For purposes of explanation of the preceding

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     sentence, it is the intent of the parties hereto (i) to protect unto and for the benefit of Employer, for a period of four (4) years from the first advance made by Employer pursuant to Section 2.5 hereof, the unique skills and specialized training that Employee will develop as a result of Employer providing for Employee to pursue and obtain the Degree, which skills and training Employer believes will enable it to more efficiently expand its product offerings, scope of activities and profitability within the consumer financial services industry, including into one or more Consumer Finance Services Businesses in which Employer does not presently engage; and (ii) after such four (4) year period, to limit the scope of Employee's non-competition obligations to those businesses and activities in competition with the business or businesses conducted by Employer.

     (b) Employee's Non-Compete Obligation If Termination Occurs After June 30, 2004: Employee (i) acknowledges and agrees that he serves in a special capacity for Employer pursuant to which he will acquire unique knowledge of the operations and business of Employer and, as such, will not be engaged in a common calling, and (ii) reaffirms the representations and acknowledgments made by him in Section 1 of Amendment No. 2 to the Employment Agreement. During the existence of Employee's employment by Employer hereunder (all references in this Section 8 to "Employer" shall include all subsidiaries of Employer) and, if the employment of Employee is terminated by Employer for any reason pursuant to Section 6.2 or Employee voluntarily terminates his employment (unless such voluntary termination occurs within twelve months after a "change in control," as defined in
     Section 8A.1 hereof) after June 30, 2004, for a period of three (3) years after the date on which Employee shall cease to be employed by Employer, Employee shall not, acting alone or in conjunction with others, directly or indirectly, and whether as principal, agent, officer, director, partner, employee, consultant, broker, dealer or otherwise, and whether for his own account or otherwise, engage or participate in any business in competition with the business conducted by Employer, or solicit, canvass or accept any business or transaction for or from any other company or business in competition with such business of Employer."

     8.   Effect of Amendments; Enforceability of Employment Agreement.  This
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Amendment No. 2 replaces all previous agreements and discussions relating to the same or similar subject matters between Employee and Employer with respect to the subject matter of this Amendment No. 2. Except as otherwise expressly and specifically amended or modified by this Amendment No. 2, the terms and provisions of the Employment Agreement, as previously amended or modified, shall continue in full force and effect on and after the date hereof. Without limiting the generality of the foregoing, this Amendment No. 2 shall not affect or impair in any respect the provisions of Section 8A.1 of the Employment Agreement ("Change in Control") and, in the event of any conflict or inconsistency between the provisions of this Amendment No. 2 and Section 8A.1 of the Employment Agreement, the provisions of such Section 8A.1 shall control.

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     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

                                   AMERICREDIT CORP.



                                   By: _______________________________________
                                       Michael R. Barrington, Vice Chairman,
                                       President and Chief Operating Officer

                                   EMPLOYEE:



                                       _____________________________________
                                       Michael T. Miller

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